Exhibit 99.1

Medley Capital Corporation Amends And Extends Credit Facility, Increases Commitments To $517.5 Million Including Additional Commitments of $152.5 Million, With Accordion Feature Up To $600 Million

NEW YORK, NY (June 2, 2014) – Medley Capital Corporation (NYSE: MCC) (the “Company”) today announced an amendment, extension and increase to its existing revolving credit facility (the “Revolving Facility”) and term loan credit facility (the “Term Loan Facility”).

The financing was led by ING Capital. The Revolving Facility was increased from $245 million to $346 million and the revolving period was extended from August 2015 to June 2017, followed by a one-year amortization period and a final maturity in June 2018. The pricing on the Revolving Facility was reduced from LIBOR plus 3.25% to LIBOR plus 2.75% with no floor. Additionally, the Term Loan Facility was increased from $120 million to $171.5 million and its bullet maturity was extended from August 2017 to June 2019. The pricing on the Term Loan Facility was reduced from LIBOR plus 4% to LIBOR plus 3.25% with no floor. The combined Revolving Facility and Term Loan Facility’s accordion feature was increased from $400 million to $600 million of total commitments.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7 to $50 million. Medley will support acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

ABOUT ING CAPITAL LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

SOURCE: Medley Capital Corporation

Richard Allorto, 212-759-0777